Exhibit 5.1

November 29, 2017

WGL Holdings, Inc.
101 Constitution Avenue, N.W.
Washington, D.C. 20080

Re:	Registration Statement on Form S-3 (File No. 333-220479) - $300 million aggregate principal amount of Floating Rates Notes due 2019

Ladies and Gentlemen:

As Senior Vice President, General Counsel and Corporate Secretary of WGL Holdings, Inc. (the “Company”), I submit this opinion of counsel in connection with the Registration Statement on Form S-3 (File No. 333-220479) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), including the base prospectus, dated September 15, 2017, contained therein (the “Base Prospectus”), that became effective under the Securities Act on September 15, 2017.

Pursuant to (1) the Registration Statement, including the Base Prospectus, as supplemented by the prospectus supplement, dated November 27, 2017, filed with the Commission under the Securities Act pursuant to Rule 424(b) under the Securities Act (as supplemented, the “Prospectus”), (2) the Underwriting Agreement, dated November 27, 2017 (the “Underwriting Agreement”), among the Company and TD Securities (USA) LLC and Wells Fargo Securities, LLC, as representatives of the several underwriters named therein (the “Underwriters”), and (3) the Indenture, dated as of November 29, 2017 (the “Base Indenture”), as amended and supplemented by the First Supplemental Indenture, dated as of November 29, 2017 (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), in each case by and between the Company and The Bank of New York Mellon, as trustee (the “Trustee”), on November 29, 2017, the Company issued $300,000,000 in aggregate principal amount of Floating Rate Notes due 2019 (the “Notes”).

To the extent that the obligations of the Company with respect to the Notes may be dependent upon such matters, I assume for purposes of this opinion that the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; the Trustee is duly qualified to engage in the activities contemplated by the Indenture; the Indenture has been duly authorized, executed and delivered by the Trustee and constitute the legal, valid and binding obligation of the Trustee enforceable against the Trustee in accordance with its terms; the Trustee is in compliance with respect to performance of its obligations under the Indenture, with all applicable laws, rules and regulations; and the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus, other than as expressly stated herein with respect to the Notes.
Based on the foregoing, I am of the opinion that the Notes, when authenticated by the Trustee in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, will be validly issued and will constitute legal, valid and binding obligations of the Company, except as the same may be limited by and subject to: (a) bankruptcy, insolvency, fraudulent conveyance and transfer, receivership, conservatorship, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally; (b) general principles of equity (whether considered in a proceeding in equity or at law); and (c) concepts of materiality, reasonableness, good faith and fair dealing and the discretion of the court before which any matter may be brought.

I hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K, filed on November 29, 2017, for incorporation by reference into the above-referenced Registration Statement, and to the reference to the use of my name therein and in the Prospectus, and in any amendment or supplement thereto. In giving my consent, I do not thereby admit that I am within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Leslie T. Thornton
Leslie T. Thornton
Senior Vice President, General Counsel and Corporate Secretary